
                                                               EXHIBIT (a)(1)(J)

                    THE TB WOOD'S 401(K) FIDUCIARY COMMITTEE
                          IMMEDIATE ATTENTION REQUIRED
August 9, 2005

Re:   TB WOOD'S 401(K) PLAN

Dear Plan Participant:

         TB Wood's Corporation (the "Company") has initiated an offer (the
"Offer") to purchase for cash up to 750,000 shares of its common stock at a price of not greater than $7.50 nor less than $5.00 per share. The Company is making this Offer to all holders of the Company's common stock and wishes to extend this Offer to participants in the 401(k) Plan who maintain a portion of their account in the Company's common stock.

         If a portion of your 401(k) Plan account is invested in the Company's common stock, you have the right to instruct American Stock Transfer & Trust
Company (the "Tabulator"), as tabulator for the 401(k) Plan's trustee, Prudential Retirement (the "Trustee"), to tender (that is, offer to sell to the Company) some or all of the common stock held in your 401(k) Plan account in accordance with the enclosed documents.

         To exercise this right, you must complete the enclosed Instruction Form and return it to the Tabulator by 6:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY,
AUGUST 31, 2005, unless the Offer is extended by the Company.

         If your direction to tender is accepted, proceeds from the sale will be deposited into your 401(k) Plan account and invested in the Plan's Guaranteed
Income Fund until you reallocate the proceeds based on your personal investment strategy.

YOUR TENDER DECISION

         The decision whether to tender some or all of your shares is yours, and none of the Trustee, the Company's 401(k) Fiduciary Committee, the Company's
Board of Directors or the Company is recommending that you instruct the Trustee to tender or refrain from tendering your shares. In making your decision, you should consider your personal investment and retirement goals and whether the total return on your 401(k) Plan investments is likely to be greater by retaining your shares or by tendering shares and reinvesting the sale proceeds
(if the tender is accepted). On one hand, by selling a portion of your shares, you may give up some value if the Company's stock appreciates faster than the alternative funds in which you invest the tender proceeds. On the other hand, the Offer provides you with an opportunity to diversify your holdings in the Company's stock at a price potentially above the current trading price.

IMPORTANT DOCUMENTS ENCLOSED

         Enclosed are Offer documents and an Instruction Form that require your immediate attention. The "Letter To Participants in the TB Wood's Corporation
401(k) Plan" summarizes the Offer, your rights under the 401(k) Plan in which you participate and the procedures for completing the Instruction Form. You should also review the more detailed explanation of the transaction provided in the other tender offer materials enclosed with this letter, including the Offer to Purchase and the related Letter of Transmittal. IT IS IMPORTANT THAT YOU READ
THE ENCLOSED DOCUMENTS CAREFULLY BEFORE YOU MAKE A DECISION WHETHER OR NOT TO
TENDER ANY OF YOUR SHARES.

IMPORTANT DATES AND TIMES
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August 9, 2005                               The Company initiates offer to shareholders

6:00 p.m., NYC Time, August 31, 2005         Deadline to return your Instruction Form if you wish to instruct the
                                             Trustee to tender your shares (unless the Offer is extended)

Midnight, NYC Time, September 6, 2005        The Offer expires (unless the Offer is extended by the Company)

         Note: If you choose to tender some or all of your shares, your ability to sell those shares, and your rights to receive loans or distributions relating to those shares, will be restricted for a short time beginning on the day prior to the expiration of the Offer. The enclosed "Letter to Participants in the TB Wood's Corporation 401(k) Plan" explains these restrictions, and we urge you to read it carefully before making any decision.

DEADLINE

         To tender any of your shares, you must return the enclosed Instruction Form to the Tabulator so that it is received by the Tabulartor no later than 6:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 31, 2005, unless the Offer is extended by the Company. This deadline is necessary for the Tabulator to have sufficient time to process your completed Instruction Form before the offer expires. The Offer itself is scheduled to expire at 12:00 midnight, New York City Time, on Tuesday, September 6, 2005, unless extended by the Company.

         If you do not wish to tender any of your shares, you do not need to take any action. However, unless you direct the Tabulator on the enclosed Instruction Form, NONE OF YOUR SHARES WILL BE TENDERED.

CONFIDENTIALITY

         Your tender instructions are strictly confidential and it will not be disclosed whether you tendered any portion of your shares unless required to do so by law or to deliver proceeds to your 401(k) Plan account. You should feel free to instruct the Tabulator to tender or not tender, as you think best.

QUESTIONS?

         If you have any questions or comments concerning the procedure for the Offer, please also contact the Prudential Retirement AnswerLine at 1-800-253-2287.

                        Sincerely,

                        The TB Wood's Corporation 401(k) Fiduciary Committee

                           OFFER TO PURCHASE FOR CASH
                                       BY
                              TB WOOD'S CORPORATION
                                       OF
                    UP TO 750,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $7.50
                          NOR LESS THAN $5.00 PER SHARE

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
            EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,
                 SEPTEMBER 6, 2005, UNLESS THE OFFER IS EXTENDED

TO PARTICIPANTS IN THE TB WOOD'S CORPORATION 401(K) PLAN:

         TB Wood's Corporation (the "Company") has announced an offer to purchase for cash up to 750,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its common stock, $0.01 par value per share (the "Shares"), at a price not greater than $7.50 nor less than $5.00 per Share, net to the seller in cash, without interest (the "Offer"). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.

         As a participant in the TB Wood's Corporation 401(k) Plan, a portion of your 401(k) Plan account may be invested in Shares. In accordance with this Offer, you may tender (in other words, offer to sell to the Company) some or all of your Shares held in your 401(k) Plan account.

         You may determine the number of Shares in your 401(k) Plan account from time to time by calling the Prudential Retirement AnswerLine at 1-800-253-2287. Please note that the number of Shares credited to your 401(k) Plan account may change prior to the expiration of the Offer as a result of additional matching contribution being made to the 401(k) Plan, as well as by any investment changes you may make.

         If you do not wish to tender any portion of your Shares, you do not need to take any action. If you would like to tender some or all of your Shares in response to the Offer, you must complete the Instruction Form included with this document and return it to American Stock Transfer & Trust Company, as tabulator (the "Tabulator) of Shares for the 401(k) Plan's trustee, Prudential Retirement (the "Trustee"), and charged with supervising the Offer process, at the address or fax number provided below so that the Tabulator receives it NO LATER THAN 6:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 31, 2005, unless the Offer is extended by the Company.

         The Offer. The Company is conducting the Offer through a procedure called a "modified Dutch Auction." The Company will select the lowest purchase price (the "Purchase Price") that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 750,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn in an amount not less than 500,000 Shares pursuant to the Offer. This procedure allows shareholders to select the price (in multiples of $0.25) within a price range ($5.00 to $7.50 per Share) at which they are willing to sell Shares. The Company will select the lowest purchase price that will allow it to buy 750,000 Shares or, if a lesser number of Shares are properly tendered in an amount not less than 500,000 Shares, all Shares that are properly tendered and not withdrawn. Shares the Company purchases in the Offer will be at the same price, even if a shareholder has selected a lower price, but the Company will not purchase any Shares above the Purchase Price it determines. Accordingly, all Shares properly tendered at prices AT OR BELOW the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the conditions of the Offer proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 750,000 Shares pursuant to the Offer, subject to compliance with applicable law.

         Providing Tender Instructions. In order to tender any portion of your Shares, you must return the enclosed Instruction Form to the Tabulator at the address or fax number provided so that it is received no later than 6:00 p.m., New York City time, on Wednesday, August 31, 2005. The Tabulator will collect and tabulate all Instruction Forms received for 401(k) Plan participants. Based on the properly completed Instruction Forms received by the deadline, all participant instructions will be combined and submitted in one or more Letters of Transmittal, as necessary, on behalf of all 401(k) Plan participants who timely elected to tender a portion of their Shares.

         BECAUSE THE TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL WILL GOVERN THE TENDER OF SHARES HELD IN ACCOUNTS UNDER THE 401(K) PLAN, YOU SHOULD READ THE LETTER OF TRANSMITTAL CAREFULLY. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT. YOU MUST USE THE ATTACHED INSTRUCTION FORM TO PROPERLY TENDER SHARES THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT. IF YOU HOLD SHARES OUTSIDE OF THE 401(K) PLAN AND WISH TO TENDER THOSE SHARES AS WELL AS SHARES HELD IN YOUR 401(K) PLAN ACCOUNT, YOU MUST COMPLY WITH THE PROCEDURES DESCRIBED IN THE LETTER OF TRANSMITTAL AND THE OFFER TO PURCHASE FOR YOUR SHARES OUTSIDE OF THE 401(K) PLAN, AND SUBMIT AN INSTRUCTION FORM FOR SHARES YOU HOLD IN YOUR 401(K) PLAN ACCOUNT. YOU SHOULD ALSO READ THE OFFER TO PURCHASE CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

         Please note the following:

         1. If the Tabulator has not received your Instruction Form at least three business days before the expiration of the Offer, the Tabulator will not tender any Shares held in your 401(k) Plan account. The Offer, withdrawal rights and proration period will expire at 12:00 Midnight, New York City time, on Tuesday, September 6, 2005, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, your Instruction Form must be received by the Tabulator no later than 6:00 p.m., New York City time, on Wednesday, August 31, 2005, unless the Offer is extended by the Company.

         2. If you want to tender Shares from your 401(k) Plan account, you must specify on the Instruction Form the number of Shares held in your 401(k) Plan account you wish to tender and at what price between $5.00 and $7.50 (in $0.25 increments) you want to tender such Shares.

         3. Shares held in your 401(k) Plan account may be tendered at prices not greater than $7.50 nor less than $5.00 per Share. However, the 401(k) Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the Company's common stock. Accordingly, if you elect to tender Shares at a price that is lower than the closing price of the Company's common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company's common stock on the Nasdaq National Market System on the date the Offer expires. This could result in the selected number of your Shares not being purchased in the Offer. If the closing price of the Company's common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares in the 401(k) Plan will be tendered and your tender instructions will be deemed to have been withdrawn.

         4. The Offer is for up to 750,000 Shares, constituting approximately 14.44% of the outstanding shares of the Company as of August 8, 2005. The Offer is subject to a number of conditions, including shareholder tendering and not withdrawing before the expiration of the offer in the aggregate a minimum of 500,000 shares.

         5. The Company's Board of Directors has approved the making of the Offer. However, none of the Company, the Company's Board of Directors, the Trustee or the 401(k) Fiduciary Committee is making any recommendation whether you should instruct the Trustee to tender or refrain from tendering the Shares in your account or at what purchase price you should instruct the Trustee to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. The Company's directors and executive officers have informed the Company that they do not intend to tender their own Shares pursuant to the Offer.

         6. Participants will not be obligated to pay any brokerage fees or commissions or solicitation fees in connection with the tender of Shares held in their 401(k) Plan accounts. Participants will not be obligated to pay any stock transfer taxes on the transfer of Shares held in their 401(k) Plan accounts pursuant to the Offer.

         7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. Consequently, if you instruct the Tabulator, acting on behalf of the Trustee to tender the Shares held in your 401(k) Plan account, and you subsequently decide to change or withdraw your tender of Shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by the Tabulator, on or before 6:00 p.m., New York City time, on Wednesday, August 31, 2005, three business days before the expiration of the Offer, unless the offer is extended. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, September 6, 2005. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender Shares will be deemed canceled. If your new Instruction Form directed to the Tabulator to withdraw from tender the Shares held in your 401(k) Plan account, you may later re-tender those Shares by submitting a new Instruction Form so long as it is received by the Tabulator on or before three business days before the expiration of the Offer.

         8. Contributions to the 401(k) Plan and investments in the Company stock fund may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO INSTRUCT THE TABULATOR TO TENDER ALL OR A PORTION OF THE SHARES IN THEIR ACCOUNTS WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES IN THEIR ACCOUNTS, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, AT ANY TIME AFTER 6:00 P.M. NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 2, 2005 (UNLESS THE OFFER IS EXTENDED)
UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE THE COMPANY GIVES ORAL OR WRITTEN NOTICE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THIS OFFER, OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE OFFER.

PARTICIPANTS WHOSE DIRECTION TO TENDER IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THE SHARES IN THEIR ACCOUNTS, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THOSE SHARES, UNTIL THE 401(k) PLAN RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE TENDERED PORTION OF THE SHARES INTO THE FUND'S GUARANTEED INCOME FUND.

YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.

PARTICIPANTS WHO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THE SHARES IN THEIR ACCOUNTS WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THOSE SHARES.

PARTICIPANTS WHO DO NOT SUBMIT A TENDER OFFER FOR ANY PORTION OF THE SHARES IN THEIR ACCOUNTS WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.

         9. If you tender Shares in your 401(k) Plan account and such Shares are accepted, the cash tender proceeds will be deposited into your 401(k) Plan account and invested in the 401(k) Plan's Guaranteed Income Fund until you allocate the proceeds among the various investment funds under the 401(k) Plan according to your personal investment strategy.

         10. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from the 401(k) Plan may be adversely affected by a tender and sale of Shares within that Plan. Specifically, under current federal income tax rules, the entire value of a distribution from the 401(k) Plan is taxable immediately at ordinary income rates, unless rolled over to an individual retirement account or another tax-qualified retirement plan. However, if you receive a lump sum distribution from the 401(k) Plan which includes Shares that have increased in value from the price at which they were acquired by that Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell those Shares. When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the 401(k) Plan and which may be a higher rate for certain participants. If Shares credited to your individual 401(k) Plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the Shares purchased by the Company in the Offer (unless you elect to reinvest in the Company stock fund within 90 days after the purchase). You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.

UNLESS YOU DIRECT THE TABULATOR ON THE ATTACHED INSTRUCTION FORM TO TENDER THE SHARES HELD IN YOUR 401(K) PLAN ACCOUNT, NO SHARES WILL BE TENDERED.

If you wish to tender your Shares, complete the Instruction Form and return it to the Tabulator at one of the addresses or the fax number listed below:

                                 [Logo Omitted]

                               AST  American Stock Transfer
                                    & Trust Company

           By Mail or Overnight Courier:                                 By Hand:

      American Stock Transfer & Trust Company             American Stock Transfer & Trust Company
                 Operations Center                            Attn: Reorganization Department
          Attn: Reorganization Department                             59 Maiden Lane
                  6201 15th Avenue                                  New York, NY 10038
                 Brooklyn, NY 11219
                                     By Facsimile: (718) 234-5001
                              To Confirm Fax Transmission: (877) 248-6417


                        TB WOOD'S CORPORATION 401(K) PLAN

                                INSTRUCTION FORM



                                AFFIX LABEL WITH
                   PARTICIPANT'S NAME, ADDRESS, ACCOUNT NUMBER
                                   AND SHARES




STEP 1 |_| I wish to tender_____ shares of common stock held in my 401(k) Plan account.

STEP 2 Check one Option below. If you choose Option A, you must also check a box to indicate your tender price.

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

--------------------------------------------------------------------------------------------------------------------

                      |_| OPTION A*                                              |_| OPTION B*
--------------------------------------------------------------------------------------------------------------------


By checking ONE of the following boxes below INSTEAD OF     Check this Option if you want to maximize the chance
OPTION B you hereby tender shares of common stock held      of having the Company accept for purchase all of the
in the 401(k) Plan at the price checked.  This action       percentage of your Shares shown in STEP 1 (subject to
could result in none of the shares of  common stock         the possibility of proration).
being purchased if the purchase price determined by the
Company for the shares of common stock is less than the     Accordingly, by checking this box, you are tendering
price checked below.  The same shares of common stock       your Shares shown in STEP 1 and are willing to accept
cannot be tendered, unless previously properly withdrawn    the purchase price determined by the Company in accordance
as provided in Section 4 of the Offer to Purchase, at       with the terms of the Offer. You understand that this
more than one price.                                        action could result in receiving a price per Share
                                                            as low as $5.00.

PRICE (IN DOLLARS) PER SHARE AT WHICH
SHARES ARE BEING TENDERED
|_| $7.50   |_| $6.00
|_| $7.25   |_| $5.75
|_| $7.00   |_| $5.50
|_| $6.75   |_| $5.25
|_| $6.50   |_| $5.00
|_| $6.25
--------------------------------------------------------------------------------------------------------------------




* Please note that the 401(k) Plan is prohibited from selling shares of common stock to the Company for a price that is less than the prevailing market price of the Company's common stock. Accordingly, if you elect to tender shares at a price that is lower than the closing price of the Company's common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company's common stock on the Nasdaq National Market System on the date the Offer expires. This could result in the selected number of your shares not being purchased in the Offer. If the closing price of the Company's common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered and your tender will be deemed to have been withdrawn.

STEP 3

Sign this form and provide the following information.


Participant Signature                                       Date

--------------------------------------------------------------------------------

Social Security Number                             Daytime Telephone Number



 THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING PARTICIPANT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.